Filed Pursuant to Rule 424(b)(3)

Registration No. 333-264727

PROSPECTUS SUPPLEMENT NO. 1

To Prospectus dated May 16, 2022

AEYE, INC.

Up to 30,865,419 Shares of Common Stock

This prospectus supplement (this “Supplement”) supplements the prospectus dated May 16, 2022 (as may be supplemented or amended from time to time, the “Prospectus”), which is part of a registration statement on Form S-1 (File No. 333-264727) relating to the offer and resale of up to 30,865,419 shares of common stock of AEye, Inc. (the “Common Stock”) by Tumim Stone Capital LLC (the “Selling Stockholder” or “Tumim”). The shares of Common Stock being offered by Tumim have been and may be issued pursuant to the purchase agreement dated December 8, 2021 that we entered into with Tumim (the “Purchase Agreement”). We are not selling any securities under the Prospectus and will not receive any of the proceeds from the sale of our Common Stock by Tumim. However, we may receive up to $125.0 million in aggregate gross proceeds from sales of our Common Stock to Tumim that we may make under the Purchase Agreement from time to time after the date of the Prospectus. On December 8, 2021, we issued 302,634 shares of our Common Stock (the “Commitment Shares”), to Tumim as consideration for its irrevocable commitment to purchase shares of our Common Stock under the Purchase Agreement. See the sections entitled “The Tumim Transaction” in the Prospectus for a description of the transaction contemplated by the Purchase Agreement and “Selling Stockholder” in the Prospectus for additional information regarding Tumim.

This Supplement is being filed to update and supplement the information in the Prospectus with the information contained in the current reports on Form 8-K filed with the Securities and Exchange Commission on May 11, 2022 and May 13, 2022.

This Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus. This Supplement should be read in conjunction with the Prospectus, and if there is any inconsistency between the information in the Prospectus and this Supplement, you should rely on the information in this Supplement.

Tumim may sell the shares of our Common Stock included in the Prospectus in a number of different ways and at varying prices. We provide more information about how Tumim may sell the shares in the section in the Prospectus entitled “Plan of Distribution.” Tumim is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”).

Tumim will pay all sales and brokerage commissions and similar expenses in connection with the offer and resale of the Common Stock by Tumim pursuant to the Prospectus. We will pay the expenses (except sales and brokerage commissions and similar expenses) incurred in registering under the Securities Act the offer and resale of the shares included in the Prospectus by Tumim, including legal and accounting fees. See “Plan of Distribution” in the Prospectus.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act, and are subject to reduced public company reporting requirements. The Prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

Our Common Stock is listed on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “LIDR”. On May 13, 2022, the closing price of our Common Stock was $4.92 per share.

Our business and investment in our Common Stock involve significant risks. These risks are described in the section titled “Risk Factors” beginning on page 11 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the Prospectus. Any representation to the contrary is a criminal offense.

The date of this Supplement is May 16, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 10, 2022

AEYE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39699	37-1827430
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

One Park Place, Suite 200, Dublin, California	94568
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (925) 400-4366

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	LIDR	The Nasdaq Stock Market LLC
Warrants to receive one share of Common Stock	LIDRW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07	Submission of Matters to a Vote of Security Holders.

On May 10, 2022, AEye, Inc. (the “Company”) held its 2022 Annual Meeting of Stockholders (the “Meeting”). Present in person or by proxy at the Meeting were shares of common stock representing 134,918,718 votes, or approximately 86.5% of the 155,985,760 shares outstanding and entitled to vote as of the record date of March 14, 2022.

At the Meeting, the Company’s stockholders: (i) elected each of the three persons listed below under Proposal One to serve as a Class I director of the Company until the 2025 Annual Meeting of Stockholders; (ii) ratified the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022 as described in Proposal Two; and (iii) approved the adoption of the AEye, Inc. 2022 Employee Stock Purchase Plan as described in Proposal Three.

The following tables set forth the results of the voting at the Meeting.

Proposal One – to elect three (3) Class I directors, Timothy J. Dunn, Wen H. Hsieh, and Sue Zeifman, each to hold office until the Company’s 2025 Annual Meeting of Stockholders and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation, or removal:

	For	Withheld	Broker Non-votes
Timothy J. Dunn	121,100,827	2,740,228	11,077,663
Wen H. Hsieh	120,216,219	3,624,836	11,077,663
Sue Zeifman	120,959,913	2,881,142	11,077,663

Each nominee received the required affirmative vote of holders of a plurality of the votes cast and, therefore, each of the nominees was elected as a Class I director to hold office until the Company’s 2025 Annual Meeting of Stockholders, and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation, or removal.

Proposal Two – to ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022:

For	Against	Abstain	Broker Non-votes
133,780,692	44,429	1,093,777	0

Proposal Two required the affirmative vote of the holders of a majority of the voting power of the shares of stock present at the Meeting or represented by proxy and entitled to vote thereon and was approved by stockholders as set forth in the table above.

Proposal Three – to approve the adoption of the AEye, Inc. 2022 Employee Stock Purchase Plan:

For	Against	Abstain	Broker Non-Votes
118,617,869	4,285,761	937,425	11,077,663

1

Proposal Three required the affirmative vote of the holders of a majority of the voting power of the shares of stock present at the Meeting or represented by proxy and entitled to vote thereon and was approved by stockholders as set forth in the table above.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AEye, Inc.

Dated: May 11, 2022
	By:	/s/ Andrew S. Hughes
Andrew S. Hughes
Senior Vice President, General Counsel & Corporate Secretary

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 10, 2022

AEYE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39699	37-1827430
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

One Park Place, Suite 200, Dublin, California	94568
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (925) 400-4366

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	LIDR	The Nasdaq Stock Market LLC
Warrants to receive one share of Common Stock	LIDRW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 10, 2022, Dr. Karl-Thomas Neumann resigned as a member of the Board of Directors and the Compensation Committee of AEye, Inc. (the “Company”). Dr. Neumann’s resignation was not due to any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices.

1

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AEye, Inc.

Dated: May 13, 2022
	By:	/s/ Andrew S. Hughes
Andrew S. Hughes
Senior Vice President, General Counsel & Corporate Secretary